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Exhibit 99.1

BAM! ENTERTAINMENT INC. COMPLETES ACQUISITION OF VIS ENTERTAINMENT LIMITED

SAN JOSE, CALIF. (MAY 20, 2004) - BAM! Entertainment Inc. (BAM!), of San Jose (NASDAQ: BFUNC) announced today that all of the conditions of its offer to acquire the entire issued share capital of VIS entertainment Limited (VIS) have now been satisfied or waived and accordingly the offer has been declared unconditional in all respects. In addition, BAM! also announced that its stock purchase of the entire issued share capital of SOE Development Limited (SOED), a company set up to fund the development of State of Emergency 2, one of the key properties of VIS, had also been declared unconditional in all respects.

This means that the acquisition of VIS and SOED is completed on schedule and enables the expansion of BAM! to become a leading publisher and developer of games and interactive content with operations in the United States and the UK.

The boards and senior management of BAM! and VIS are completing plans for the enlarged businesses, including organisational structure and new product development.

"We are delighted to complete this deal, which represents a significant move ahead for BAM! Entertainment," said Raymond C. Musci, Chief Executive Officer of BAM!

"This acquisition will greatly strengthen our operation, creating a business with strong publishing and development strengths in games, interactive entertainment and digital content."

Chris van der Kuyl, President and Chief Executive of VIS entertainment, will become President and Chief Operating Officer following the acquisition.

He said: "together our businesses represent an exciting breakthrough in the games sector. We shall be able to expand our horizons as a publish-developer and pursue new products and projects from a strengthened position worldwide."

The first joint project of the combined companies is expected to be the development and publishing of the VIS property, State of Emergency 2, the sequel to the hit product which topped the US and UK charts simultaneously, and which sold in excess of 1 million units worldwide.

About BAM! Entertainment, Inc.

Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. The company's common stock is publicly traded on NASDAQ under the symbol BFUNC. More information about BAM! and its products can be found at the company's web site located at www.bam4fun.com.

Contact:    Stephen Ambler
            Chief Financial Officer
            BAM! Entertainment, Inc.
            Tel.: (408) 298-7500
            E-mail: sambler@bam4fun.com
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About VIS entertainment plc.

VIS entertainment plc is a leader in the business of entertainment property development. VIS designs and develops technologically advanced interactive games software for major console platforms, and provides interactive content for interactive digital television ("iTV") and broadband telecommunications. VIS entertainment plc consists of VIS Games and VIS iTV. The company has studios in Dundee and Edinburgh, Scotland. More information about VIS and its products can be found at the company's web site located at www.visentertainment.com.

The company was co-founded and led by Chris van der Kuyl, who was Young Business Achiever at the 2002 Scottish Business Insider Corporate Elite Awards, having previously won the same organization's Young Business Leader of the Year prize in 1999. He has also been the Scottish winner of Ernst & Young's Emerging Entrepreneur and Young Entrepreneur awards. He is currently Chairman of TIGA (The Independent Game Developers Associations), having been a Founding Director of the organization, which is the principal representative body for the UK industry.

Contact:    Maurice Smith
            The Value Innovators Ltd (TVI)
            Tel.: 44 (0)771 476 9654
            E-mail: maurice.smith@tvi-ltd.co.uk

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended December 31, 2003, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc. PlayStation is a registered trademark of Sony Computer Entertainment Inc. Nintendo GameCube is a trademark of Nintendo of America, Inc. Nintendo and Game Boy Advance are trademarks of Nintendo. Xbox is a trademark of Microsoft Corporation. All other trademarks are the property of their respective owners.